EXHIBIT 99.1

SJW GROUP ANNOUNCES 2020 ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS

SAN JOSE, CA, February 18, 2021 – SJW Group (NYSE: SJW) today reported financial results for the annual and fourth quarter ended December 31, 2020.

Annual and Fourth Quarter Highlights

“The challenges of 2020 were met head-on by our passionate and dedicated water and wastewater professionals from across our operations to serve our customers, communities, shareholders, and coworkers,” stated Eric W. Thornburg, President and CEO of SJW Group. Thornburg added, “Our teams worked across California, Connecticut, Maine, and Texas state lines to share their expertise and our common culture to protect public health, safeguard employee well-being, deliver for shareholders, and honor our commitments to the environment and society. 2020 was a strong year for SJW Group.”

Annual Operating Results

SJW Group net income was $61.5 million for the year ended December 31, 2020, compared to $23.4 million for the same period in 2019. Diluted earnings per share were $2.14 and $0.82 for the years ended December 31, 2020 and 2019, respectively. Diluted earnings per share in 2020 includes $2.19 per share from ongoing operations offset by non-recurring expenses of $0.05 per share related to our integration with Connecticut Water Service, Inc. (“CTWS”). Diluted earnings per share in 2019 includes $1.74 per share from ongoing operations and $0.17 per share of interest income earned on temporarily invested proceeds from our equity offering in December 2018, offset by $0.72 per share of non-recurring expenses related to the CTWS merger and integration, $0.24 per share related to the write-off of our 2018 and 2019 Water Conservation Memorandum Account (“WCMA”) balances, and $0.13 per share related to customer rate credits paid in accordance with a CTWS merger commitment and a settlement with the California Public Utilities Commission (“CPUC”) over a past customer billing practice.

Operating revenue was $564.5 million for the year ended December 31, 2020, compared to $420.5 million for the same period in 2019. The $144.0 million increase in revenue was primarily attributable to $111.2 million in increased customer usage, $12.2 million in cumulative water rate increases, and $2.7 million in revenue from new customers. These increases were primarily a result of our merger with CTWS on October 9, 2019 and additional usage due to drier weather in our northern California service territory. New revenue from CTWS was approximately $103.4 million of the total $144.0 million increase. In addition, we recorded a $9.4 million write-off of our 2018 and 2019 WCMA balances in the prior year as we determined that the recovery of these costs was no longer probable. We also issued $5.0 million in customer rate credits in the prior year in accordance with a CTWS merger commitment and as a result of our billing settlement with the CPUC. No similar write-off or rate credits were incurred in 2020.

Operating expenses for the year ended December 31, 2020, were $446.9 million, compared to $363.0 million in 2019, an increase of $83.9 million. Operating expenses include water production expenses of $225.8 million in 2020 compared to $175.8 million in 2019, an increase of $50.0 million. The increase in water production expenses was attributable to $33.9 million in higher customer water usage primarily due to the merger with CTWS and drier weather in northern California, $19.0 million due to a decrease in surface water supply production, and $0.6 million in higher per unit costs for purchased water, groundwater extraction and energy charges, partially offset by $3.4 million in cost recovery balancing and memorandum accounts. Operating expenses, excluding water production costs, for the year ended December 31, 2020, increased $33.9 million to $221.1 million from $187.2 million. The increase was primarily due to a $23.7 million increase in depreciation and amortization expenses, $13.4 million in higher general and administrative expenses, and $10.8 million in higher property taxes and other non-income taxes. The increases were primarily a result of the inclusion of CTWS post-merger activities. In addition, we incurred $15.8 million in merger related expenses in 2019. No similar expenses were incurred in 2020.

Other expense and income in 2020 included an additional $8.0 million of interest from CTWS borrowings and $13.0 million in new interest on SJW Group’s $510.0 million Senior Notes issued in October 2019 and $50.0 million Senior Note issued in August 2020. Other expense and income in 2019 included $6.5 million of interest income earned on temporarily invested proceeds from our equity offering in December 2018. The proceeds were used to partially finance the CTWS merger and no similar income was earned in 2020.

The effective consolidated income tax rates were approximately 12% and 26% for the years ended December 31, 2020 and 2019, respectively. The effective tax rate decreased primarily due to the flow-through impact of certain CTWS tax deductions and the impact of non-deductible merger expenses in 2019.

Fourth Quarter Financial Results

Net income for the fourth quarter ended December 31, 2020 was $13.3 million, compared to a net loss of $5.5 million in 2019. Diluted earnings (loss) per share were $0.46 and ($0.19) for the quarters ended December 31, 2020 and 2019, respectively. Diluted loss per share in the fourth quarter of 2019 includes $0.31 per share from ongoing operations, offset by $0.41 per share of non-recurring expenses related to the CTWS merger and integration and $0.09 per share in customer rate credits in accordance with a CTWS merger commitment.

Fourth quarter operating revenue was $135.7 million compared to $125.8 million in fourth quarter of 2019. The $9.9 million increase was primarily attributable to $6.0 million in increased customer usage, issuance of $2.8 million in customer rate credits in the prior year due to a CTWS merger commitment, and $1.4 million in cumulative water rate increases.

Fourth quarter water production expenses increased to $54.1 million from $50.5 million in 2019. The $3.6 million increase was primarily attributable to $2.6 million in higher customer water usage and $1.5 million due to a decrease in the use of available surface water supplies. Operating expenses, excluding water production costs, decreased $12.0 million to $57.3 million from $69.3 million. The decrease was primarily due to no 2020 merger expenses compared to $9.7 million in 2019 and $5.1 million in lower general and administrative expenses, offset by a $2.5 million increase in depreciation and amortization expenses. The decrease in general and administrative expenses was primarily due to lower integration costs related to our merger.

The effective consolidated income tax rates for the quarters ended December 31, 2020 and 2019, were approximately (7%) and 6%, respectively. The effective tax rate decreased primarily due to the capitalization of non-deductible merger costs which resulted in a decrease of tax benefits in the fourth quarter of 2019.

Regulatory Highlights

On January 4, 2021, San Jose Water Company filed its 2021 General Rate Case (“GRC”) application with the CPUC for new rates in 2022 - 2024. The application seeks an increase of nearly $88.0 million in revenue requirement over the three-year period, and authorization for a $435.0 million capital budget. It is anticipated that the CPUC’s review process will take approximately 12 months with new rates effective in January 2022. If the CPUC approves the request as submitted, the overall revenue requirement increase would be 13.35% in 2022, 3.88% in 2023, and 4.24% in 2024. Separately, the CPUC authorized a revenue requirement increase of approximately $12.0 million in 2021, the last year of the current GRC.

On January 15, 2021, the Connecticut Water Company filed an application with the PURA to amend rates for its customers, including those of the former Avon and Heritage Village Water companies. The filing requests an increase of $20.2 million in annual revenues that includes more than $265.0 million in completed infrastructure investments that are not currently in approved rates and surcharges. The proposed increase will be applied across the company but may differ by rate divisions, meter size and between customer rate categories, i.e. for residential, commercial, industrial, etc. users. If PURA approves the request as proposed, the impact on the bill of a typical residential customer would be about 35-cents per day. The filing proposes a new rate that would provide a 15%

reduction in water bills for income eligible customers, which would be the first low-income rate for a Connecticut water utility if approved. The filing also includes an inclining block rate structure for residential water customers to promote water conservation.

Environmental, Sustainability, and Governance Initiatives

Further to our commitment to Environmental, Sustainability, and Governance (“ESG”) initiatives, in the fourth quarter, the SJW Group Board of Directors approved a Human Rights Policy that firmly states that human rights are fundamental rights, freedoms, and standards of treatment to which all people are entitled. The Human Rights Policy and other societal and environmental efforts are highlighted in SJW Group’s 2020 Corporate Sustainability Report, Coast to Coast, which is available at www.sjwgroup.com. “The sustained commitment of our employees and leaders to their communities, the environment and shareholders has driven significant gains in our Institutional Shareholder Service’s environmental and social ratings, and it complements our solid governance rating,” stated Thornburg. He added, “We are committed to building on our strong ESG foundation in 2021.”

Dividend

As previously announced, on January 28, 2021, the Directors of SJW Group approved an increase in the 2021 annual dividend of $0.08 per share to $1.36 per share. A quarterly dividend of $0.34 per share is payable on March 1, 2021, to shareholders of record at the close of business on February 8, 2021. This marks SJW Group’s 310th quarterly consecutive dividend payment. For 53 consecutive years, SJW Group stockholders have received an increase in their calendar year dividend without interruption or reduction, which places it in an exclusive group of companies on the New York Stock Exchange.

Earnings Call Information

Eric W. Thornburg, chairman of the board, president and chief executive officer, and James P. Lynch, chief financial officer and treasurer, will review the results in a live webcast presentation at 8:00 a.m. PT, 11:00 a.m. ET on February 19, 2021.

Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until April 26, 2021.

About SJW Group

SJW Group is the second-largest investor-owned pure-play water and wastewater utility, based on estimated rate base, in the United States, providing lifesaving and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of the Coronavirus (“COVID-19”) pandemic on our business operation and financial results; (4) unanticipated weather conditions and changes in seasonality; (5) climate change and the effects thereof; (6) the risk that the integration of Connecticut Water Service, Inc. will be more difficult, time-consuming or expensive than anticipated; (7) unexpected costs, charges or expenses; (8) our ability to successfully evaluate investments in new business and growth initiatives; (9) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (10) the risk of work stoppages, strikes and other labor-related actions; (11) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic or similar occurrences; (12) changes in general economic, political, business and financial market conditions; (13) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (14) legislative and general market and economic developments.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. In addition, actual results are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in SJW Group's filings with the SEC, including the most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and we undertake no obligation to update or revise any forward-looking statements except as required by law.

Contact

SJW Group
James P. Lynch, 408-279-7966
Chief Financial Officer and Treasurer

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
REVENUE	$135,700	125,838	$564,526	420,482
OPERATING EXPENSE:
Production Expenses:
Purchased water	23,770	23,492	100,723	99,118
Power	3,185	2,496	13,330	7,443
Groundwater extraction charges	17,277	14,772	71,359	43,917
Other production expenses	9,915	9,738	40,380	25,291
Total production expenses	54,147	50,498	225,792	175,769
Administrative and general	20,824	25,890	79,741	66,301
Maintenance	6,188	6,528	22,158	20,505
Property taxes and other non-income taxes	7,524	7,027	29,886	19,068
Depreciation and amortization	22,727	20,224	89,279	65,592
Merger related expenses	—	9,655	—	15,768
Total operating expense	111,410	119,822	446,856	363,003
OPERATING INCOME	24,290	6,016	117,670	57,479
OTHER (EXPENSE) INCOME:
Interest expense	(14,617)	(12,703)	(54,255)	(31,796)
Pension non-service cost	(104)	(409)	(374)	(3,158)
Interest income on money market fund	—	197	—	6,536
(Loss) gain on sale of real estate investment	(102)	184	948	929
Other, net	2,971	881	5,906	2,091
Income (loss) before income taxes	12,438	(5,834)	69,895	32,081
Provision for income taxes	(846)	(348)	8,380	8,454
NET INCOME (LOSS) BEFORE NONCONTROLLING INTEREST	13,284	(5,486)	61,515	23,627
Less net income attributable to noncontrolling interest	—	—	—	224
SJW GROUP NET INCOME (LOSS)	13,284	(5,486)	61,515	23,403
Unrealized (loss) gain on investment, net of taxes	(261)	117	(310)	117
Adjustment to pension benefit plans, net of taxes	(880)	9	(880)	9
SJW GROUP COMPREHENSIVE INCOME (LOSS)	$12,143	(5,360)	$60,325	23,529

SJW GROUP EARNINGS PER SHARE:
Basic	$0.47	(0.19)	$2.16	0.82
Diluted	$0.46	(0.19)	$2.14	0.82
DIVIDENDS PER SHARE	$0.32	0.30	$1.28	1.20
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	28,556	28,456	28,522	28,443
Diluted	28,719	28,666	28,695	28,563

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2020	December 31, 2019
ASSETS
Utility plant:
Land	$36,845	34,395
Depreciable plant and equipment	3,198,060	2,988,454
Construction in progress	109,976	112,232
Intangible assets	35,167	33,424
Total utility plant	3,380,048	3,168,505
Less accumulated depreciation and amortization	1,045,136	962,019
Net utility plant	2,334,912	2,206,486

Real estate investments	58,129	57,699
Less accumulated depreciation and amortization	14,783	13,597
Net real estate investments	43,346	44,102
CURRENT ASSETS:
Cash and cash equivalents:
Cash	5,269	12,944
Restricted cash	4,000	5,000
Accounts receivable and accrued unbilled utility revenue	103,092	88,077
Current regulatory assets, net	1,748	6,472
Prepaid expenses	8,097	6,625
Other current assets	5,125	2,928
Total current assets	127,331	122,046
OTHER ASSETS:
Regulatory assets, net	164,149	113,945
Investments	14,367	12,928
Goodwill	628,144	628,287
Other	6,883	4,676
	813,543	759,836
	$3,319,132	3,132,470

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2020	December 31, 2019
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 28,556,605 on December 31, 2020 and 28,456,508 on December 31, 2019	$29	28
Additional paid-in capital	510,158	506,639
Retained earnings	408,037	383,191
Accumulated other comprehensive income	(1,064)	126
Total stockholders’ equity	917,160	889,984
Long-term debt, less current portion	1,287,580	1,283,597
Total capitalization	2,204,740	2,173,581
CURRENT LIABILITIES:
Lines of credit	175,094	117,209
Current portion of long-term debt	76,241	22,272
Accrued groundwater extraction charges, purchased water and power	19,184	17,211
Accounts payable	34,200	34,886
Accrued interest	12,861	13,140
Accrued payroll	14,012	11,570
Other current liabilities	19,203	18,279
Total current liabilities	350,795	234,567

DEFERRED INCOME TAXES	199,082	195,598
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF CONSTRUCTION	421,132	398,374
POSTRETIREMENT BENEFIT PLANS	121,597	108,044
OTHER NONCURRENT LIABILITIES	21,786	22,306
COMMITMENTS AND CONTINGENCIES	—	—
	$3,319,132	3,132,470